AMENDMENT NUMBER SIX
TO THE
APPVION, INC. RETIREMENT SAVINGS AND
EMPLOYEE STOCK OWNERSHIP PLAN
(Amended and Restated Generally Effective as of January 1, 2014)

The Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan is amended by this Amendment Number Six ("Amendment") in the following respects, effective as of January 1, 2017:

1.	Section 8.1(a) is deleted and replaced as follows:

“(a)There is hereby authorized an ESOP Administrative Committee ("Committee"), which shall consist of one member.  The Board of Directors of the Company shall appoint the Committee member.  The Committee member may resign or may be removed at any time by the Board of Directors of the Company (with or without cause), and, in the event of the removal, death or resignation of the member, his or her successor shall be appointed by the Board of Directors of the Company.  The Committee member may serve with compensation for his or her service as such member.”

DB1/ 93024720.1

DB1/ 93024720.1